CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges                EXHIBIT (12)(i)

                                                               2003                            Year Ended December 31,
                                                    ------------------------     ---------------------------------------------------
                                                     3 Months      12 Months
                                                       Ended        Ended
                                                     March 31      March 31        2002        2001 (1)         2000          1999
                                                    ----------    ----------     --------      --------      ---------      --------
      Earnings:

A.      Net Income from Continuing Operations (2)    $ 20,193      $ 42,032      $ 41,281      $ 50,835      $  50,973      $ 48,573
B.      Federal and State Income Tax                   13,893        22,778        22,294        (3,338)        38,215        28,925
                                                     --------      --------      --------      --------      ---------      --------
C.      Earnings before Income Taxes                 $ 34,086      $ 64,810      $ 63,575      $ 47,497      $  89,188      $ 77,498
                                                     ========      ========      ========      ========      =========      ========
D.      Fixed Charges
             Interest on Mortgage Bonds                   263         1,730         2,136         5,211         11,342        13,057
             Interest on Other Long-Term  Debt          2,625        10,781         9,819        10,446         12,864        11,094
             Other Interest                             2,500        11,052        11,659        12,837          9,303         5,640
             Interest Portion of Rents                    189           748           749           801            962           993
             Amortization of Premium & Expense
               on Debt                                    324         1,280         1,249         1,350          1,170           993
             Preferred Stock Dividends of
               Central Hudson                             739         2,714         3,259         3,026          5,556         5,078
                                                     --------      --------      --------      --------      ---------      --------
                            Total Fixed Charges      $  6,640      $ 28,305      $ 28,871      $ 33,671      $  41,197      $ 36,855
                                                     ========      ========      ========      ========      =========      ========

E.      Total Earnings                               $ 40,726      $ 93,115      $ 92,446      $ 81,168      $ 130,385      $114,353
                                                     ========      ========      ========      ========      =========      ========


      Preferred Dividend Requirements:
F.      Allowance for Preferred Stock Dividends
                 Under IRC Sec 247                   $    451      $  1,805      $  2,161      $  3,230      $   3,230      $  3,230
G.      Less Allowable Dividend Deduction                 (32)         (127)         (127)         (127)          (127)         (127
                                                     --------      --------      --------      --------      ---------      --------
H.      Net Subject to Gross-up                           419         1,678         2,034         3,103          3,103         3,103
I.      Ratio of Earnings before Income
             Taxes to Net Income  (C/A)                 1.688         1.542         1.540         0.934          1.750         1.595
                                                     --------      --------      --------      --------      ---------      --------
J.      Preferred Dividend  (Pre-tax)  (H x I)            707         2,587         3,132         2,899          5,429         4,951
K.      Plus Allowable Dividend Deduction                  32           127           127           127            127           127
                                                     --------      --------      --------      --------      ---------      --------
L.      Preferred Dividend Factor                         739         2,714         3,259         3,026          5,556         5,078
                                                     ========      ========      ========      ========      =========      ========

M.      Ratio of Earnings to Fixed Charges  (E/D)        6.13          3.29          3.20          2.41           3.16          3.10
                                                     ========      ========      ========      ========      =========      ========

(1) The reduction in the ratio reflects the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson in its principal generating facilities; including the recording of a significant amount of federal investment income tax credits.

(2)   Net Income includes Preferred Stock Dividends of Central Hudson.